Exhibit 10.36

AOL INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

This NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is dated as of December 9, 2009 by and between AOL Inc., a Delaware corporation (the “Company”), and Timothy M. Armstrong (the “Participant”).

WHEREAS, the Participant, an employee and officer of the Company and formerly an officer and employee of AOL, LLC (“AOL LLC”), a Delaware limited liability company and subsidiary of Time Warner Inc., a Delaware corporation (“TWX”), was granted a non-qualified stock option to purchase shares of TWX common stock on April 15, 2009 pursuant to a stock incentive plan of TWX (the “TWX Stock Option”);

WHEREAS, the Company, and TWX entered into that certain Separation and Distribution Agreement, dated as of November 16, 2009 (the “Separation Agreement”), in which TWX agreed to distribute to its shareholders its entire interest in the Company by way of a stock dividend to be made to holders of TWX common stock;

WHEREAS, the distribution of AOL Inc. shares of common stock to TWX shareholders contemplated by the Separation Agreement (the “Distribution”) occurred on December 9, 2009;

WHEREAS, in connection with the Distribution, the Company, TWX, and AOL LLC entered into that certain Employee Matters Agreement with regard to certain employment, compensation and employee benefits matters, dated as of November 16, 2009 (the “Employee Matters Agreement”);

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, pursuant to Section 12.02 of the Employee Matters Agreement and Appendix A of the Plan, the Participant’s TWX Stock Option shall be converted into an Option (as defined below) and subject to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) “Cause” means, “Cause” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Cause” includes (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Committee as to the existence of “Cause” will be conclusive on the Participant and the Company.

(b) “Disability” means, “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time.

(c) “Employment Agreement” means the employment agreement originally made March 12, 2009 among AOL LLC, Time Warner Inc. and the Participant, as amended.

(d) “Expiration Date” means the date set forth on the Notice (as defined below).

(e) “Good Reason” means “Good Reason” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Good Reason” means (i) a breach by the Company or any Affiliate of any employment or consulting agreement to which the Participant is a party and (ii) following a Change in Control, (x) the failure of the Company to pay or cause to be paid the Participant’s base salary or annual bonus when due or (y) any substantial and sustained diminution in the Participant’s authority or responsibilities materially inconsistent with the Participant’s position; provided that either of the events described in clauses (x) and (y) will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice of his or her termination of employment for Good Reason prior to such date.

(f) “Notice” means (i) the Notice of Grant of Stock Option that accompanies this Agreement, if this Agreement is delivered to the Participant in “hard copy,” and (ii) the screen of the website for the stock plan administration with the heading “Vesting Schedule and Details,” which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Participant.

(g) “Plan” means the AOL Inc. 2010 Stock Incentive Plan, as the same may be amended, supplemented or modified from time to time.

(h) “Retirement” means a voluntary termination of employment by the Participant (i) following the attainment of age 55 with ten (10) or more years of service with the Company or any Affiliate or (ii) pursuant to a retirement plan or early retirement program of the Company or any Affiliate.

(i) “Vested Portion” means, at any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.

2. Grant of Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, the number of Shares set forth on the Notice, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option (the “Option Price”) shall be as set forth on the Notice. The Option is intended to be a non-qualified stock option, and as such is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended. The Option granted hereby constitutes a “Converted Award” issued pursuant to Appendix A of the Plan and the “Converted AOL Options” described in Section 12.02 of the Employees Matter Agreement for the “First Replacement Options” described in the Employment Agreement.

3. Vesting of the Option.

(a) In General. Subject to Sections 3(b) and 3(c), the Option shall vest and become exercisable at such times as are set forth in the Notice.

(b) Change in Control. Notwithstanding the foregoing, in the event of a Change in Control, the unvested portion of the Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable upon the earlier of (i) the first anniversary of the Change in Control or (ii) the termination of the Participant’s Employment (A) by the Company other than for Cause (unless such termination is due to death or Disability) or (B) by the Participant for Good Reason.

(c) Termination of Employment. If the Participant’s Employment with the Company and its Affiliates terminates for any reason (including, unless otherwise determined by the Committee, a Participant’s change in status from an employee to a non-employee (other than director of the Company or any Affiliate)), the Option, to the extent not then vested, shall be immediately canceled by the Company without consideration; provided, however, that if the Participant’s Employment terminates due to death, Disability or Retirement or if the Participant’s Employment is terminated as a result of a termination pursuant to Section 4.2 of the Employment Agreement and subject to Section 4.4 thereof, the unvested portion of the Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a) of this Agreement. If the Participant is absent from work with the Company or with an Affiliate because of a temporary disability (any disability other than a Disability), or on an approved leave of absence for any purpose, the Participant shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated Employment, except to the extent that the Committee so determines.

4. Exercise of Option.

(a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, and the terms of any employment agreement entered into by the Participant and the Company or an Affiliate that provides for treatment of Options that is more favorable to the Participant than clauses (i) – (vii) of this Section 4(a), the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the closing time of trading on the Expiration Date (or 5:00 p.m. Eastern time on the Expiration Date, if earlier). Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of the Option shall remain exercisable for the period set forth below. If the last day on which the Option may be exercised, whether the Expiration Date or due to a termination of the Optionee’s

Employment prior to the Expiration Date, is a Saturday, Sunday or other day that is not a trading day on the New York Stock Exchange (the “NYSE”) or, if the Company’s Shares are not then listed on the NYSE, such other stock exchange or trading system that is the primary exchange on which the Company’s Shares are then traded, then the last day on which the Option may be exercised shall be the preceding trading day on the NYSE or such other stock exchange or trading system.

(i) Death or Disability. If the Participant’s Employment with the Company and its Affiliates terminates due to the Participant’s death or Disability, the Participant (or his or her representative) may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three (3) years following the date of such termination and (B) the Expiration Date;

(ii) Retirement. If the Participant’s Employment with the Company and its Affiliates terminates due to the Participant’s Retirement, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) five (5) years following the date of such termination and (B) the Expiration Date; provided, that if the Company or any Affiliate has given the Participant notice that the Participant’s Employment is being terminated for Cause prior to the Participant’s election to terminate due to the Participant’s Retirement, then the provisions of Section 4(a)(v) shall control;

(iii) Unsatisfactory Performance; Voluntary Termination without Good Reason. If the Participant’s Employment with the Company and its Affiliates is terminated by the Company or an Affiliate (other than after a Change in Control as set forth in Section 4(a)(vi)) for unsatisfactory performance, but not for Cause (as determined in its sole discretion by the Company or any Affiliate), or the Participant voluntarily terminates Employment at any time without Good Reason, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three months following the date of such termination and (B) the Expiration Date; provided, that if Participant satisfies the age and service requirements described in the definition of “Retirement,” then the provisions of Section 4(a)(ii) shall control; provided further, that if the Company or any Affiliate has given the Participant notice that the Participant’s Employment is being terminated for Cause prior to the Participant’s election to voluntarily terminate Employment without Good Reason, then the provisions of Section 4(a)(v) shall control;

(iv) Termination other than for Cause. Subject to the provision of Section 4(a)(vi), if the Participant’s Employment with the Company and its Affiliates is terminated by the Company or an Affiliate for any reason other than by the Company or its Affiliates for Cause, unsatisfactory performance or due to the Participant’s death or Disability, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one year following the date of such termination and (B) the Expiration Date; provided that if Participant satisfies the age and service requirements described in the definition of “Retirement,” then the provisions of Section 4(a)(ii) shall control;

(v) Termination by the Company for Cause. If the Participant’s Employment with the Company and its Affiliates is terminated by the Company or an Affiliate for Cause, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one month following the date of such termination and (B) the Expiration Date; provided, however, that if the Participant is terminated by the Company or an Affiliate for Cause on account of one or more acts of fraud, embezzlement or misappropriation committed by the Participant, the Vested Portion of the Option shall immediately terminate in full and cease to be exercisable;

(vi) After a Change in Control. If the Participant’s Employment with the Company and its Affiliates terminates after a Change in Control due to a termination by the Company other than for Cause or due to the Participant’s resignation for Good Reason, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one year following the date of such termination and (B) the Expiration Date; provided that if Participant satisfies the age and service requirements described in the definition of “Retirement,” then the provisions of Section 4(a)(ii) shall control; and

(vii) Transfers of Employment. If (i) the Company or any Affiliate transfers the Participant’s Employment to a corporation, company or other entity that is not an Affiliate or (ii) the Affiliate with which the Participant has a service relationship ceases to be an Affiliate due to a sale or other disposition by the Company or an Affiliate, the Option, to the extent not then vested, shall be immediately canceled by the Company without consideration and the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one year following the date of such transfer, sale or other disposition and (B) the Expiration Date; provided that if Participant satisfies the age and service requirements described in the definition of “Retirement,” then the provisions of Section 4(a)(ii) shall control.

(b) Method of Exercise.

(i) Subject to Section 4(a) of this Agreement, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised, shall be signed (whether or not in electronic form) by the person exercising the Option and shall make provision for the payment of the Option Price. Payment of the aggregate Option Price shall be paid to the Company, at the election of the Committee, pursuant to one or more of the following methods: (A) in cash, or its equivalent; (B) by transferring Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased to the Company and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six (6) months (or such other period as established from time to time by the Committee or generally accepted accounting principles); (C) partly in cash and partly in Shares; or (D) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Option Price. No Participant shall have any rights to dividends or other rights of a stockholder with respect to the Shares subject to the Option until the issuance of the Shares.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be necessary or advisable.

(iii) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv) In the event of the Participant’s death, the Vested Portion of an Option shall remain vested and exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v) As a condition to the exercise of any Option evidenced by this Agreement, the Participant agrees to hold, for a period of twelve (12) months following the date of such exercise, a number of Shares issued pursuant to such exercise, equal to 75% (rounded down to the nearest whole Share) of the quotient of (A) and (B), where (A) is the product of (1) the number of Shares exercised by the Participant multiplied by (2) fifty percent (50%) of the excess of the Fair Market Value of a Share on the date of exercise over the exercise price and (B) is the Fair Market Value of a Share on the date of exercise. The holding requirement related to Shares that is established in this Section 4(b)(v) shall terminate with respect to the Options evidenced by this Agreement (as well as any Shares issued pursuant to exercise of such Options) on the first anniversary of the date of termination of the Participant’s Employment with the Company or its Affiliates.

5. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the Employment of the Company or any Affiliate. Further, the Company or its Affiliate may at any time dismiss the Participant or discontinue any other relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6. Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the

Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Articles of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7. Transferability. Unless otherwise determined by the Committee, an Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

8. Withholding. The Participant may be required to pay to the Company or its Affiliate and the Company or its Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan and to take such action as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes.

9. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company, with a copy to the Director, Global Stock Plans Administration, at the principal executive office of the Company, and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all stock option grants (including number of grants, grant dates, exercise price, vesting type, vesting dates, expiration dates, and any other information regarding options that have been granted, canceled, vested, unvested, exercisable, exercised or outstanding) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from Participant’s local employer. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of common stock on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any shares of common stock acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws, and any and all disputes between the Participant and the Company or any Affiliate relating to the Option shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York, and the Participant and the Company and any Affiliate hereby irrevocably submit to the jurisdiction of any such court and irrevocably agree that venue for any such action shall be only in any such court.

13. Entire Agreement. This Agreement, together with the Notice and the Plan, and your Employment Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. This Agreement and the Notice shall be subject to and governed by the Plan, and in the event of any inconsistency between the provisions of this Agreement or the Notice and the provisions of the Plan, the provisions of the Plan shall govern. In the event of any ambiguity, conflict or inconsistency between any of this Agreement, the Notice or the Plan, on the one hand, and the Employment Agreement, on the other hand, the terms of the Employment Agreement shall take precedence and control.

14. Modifications And Amendments. The terms and provisions of this Agreement and the Notice may be modified or amended as provided in the Plan.

15. Waivers And Consents. Except as provided in the Plan, the terms and provisions of this Agreement and the Notice may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement or the Notice, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

16. Reformation; Severability. If any provision of this Agreement or the Notice (including any provision of the Plan that is incorporated herein by reference) shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits of the parties provided by, this Agreement, the Notice and the Plan or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement or the Notice and an equitable adjustment shall be made to this Agreement or the Notice (including, without limitation, addition of necessary further provisions) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect the legality, validity or enforceability of any other provision of this Agreement, the Notice or the Plan.

17. Entry into Force. By entering into this Agreement, the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Plan and (ii) the Option is granted pursuant to the Plan and is therefore subject to all of the terms of the Plan. The Participant acknowledges and agrees that the Participant may be entitled from time to time to receive certain other documents related to the Company, including the Company’s annual report to stockholders and proxy statement related to its annual meeting of stockholders (which become available each year approximately three months after the end of the calendar year), and the Participant consents to receive such documents electronically through the Internet or as the Company otherwise directs.